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                                                                   EXHIBIT 10.15

                             DISTRIBUTION AGREEMENT


        This Agreement is made as of this 8th day of September, 1996 by and between CyberMedia, Inc., a Delaware corporation with its principal offices at 3000 Ocean Park Boulevard, Suite 2001, Santa Monica, California 90405 ("CyberMedia"), and Phoenix Technologies Ltd., a Delaware corporation with its principal offices at 2770 De La Cruz Boulevard, Santa Clara, California 95050 ("Phoenix"). CyberMedia and Phoenix may be referred to herein individually as a "Party" and collectively as the "Parties."


                                    RECITALS

        A. CyberMedia designs, develops and markets a group of software products under the primary trademarks "First Aid" and "Oil Change". Such software products are designed for the purpose of permitting the end user to correct problems with the PC device without having to seek support from the manufacturer or others. CyberMedia markets its products primarily to end-users.

        B. Phoenix designs, develops and markets standards-based system-level software products, including basic input/output system (BIOS) software. Phoenix markets its products primarily to manufacturers of personal computing devices, including PC desktop and server systems, laptop devices, special purpose PC-based systems or devices, motherboards and PC-related peripheral devices.

        C. CyberMedia wants to expand the penetration of its products into the OEM market and believes Phoenix has the expertise to do so and Phoenix wants to utilize CyberMedia's expertise and the complementary nature of CyberMedia's software products to be able to provide OEM customers with additional products.

        D. CyberMedia and Phoenix desire to expand the capability and reach of CyberMedia's products by combining certain of Phoenix's current system-level software and software to be developed with CyberMedia products. This product, preliminarily referred to as "First Aid Plus Pack" will be developed pursuant to a development and license agreement to be negotiated and executed by the parties within 30 days after the Effective Date of this Agreement or as soon thereafter as possible.

        NOW, THEREFORE, in consideration of the premises and the promises made herein, the parties hereto agree as follows:

1.      DEFINITIONS

        "Coordinator" means the CyberMedia employee or the Phoenix employee assigned from time to time by his or her respective employer, to coordinate meetings, facilitate communication and serve as the focal point for the resolution of issues in connection with or which may arise under this Agreement.

        "Customization Tools" means those software programs developed or licensed by CyberMedia as of the Effective Date or during the Term for the purpose of customizing CyberMedia's Products which are licensed hereunder. The Customization Tools available as of the Effective Date are described in Exhibit A attached hereto.

        "CyberMedia Customer" means any OEM which has signed an agreement with CyberMedia as of the Effective Date pursuant to which such entity is licensed to copy, distribute or sublicense any of the CyberMedia Products. CyberMedia Customers are named in Exhibit E attached hereto under the heading "CyberMedia Customers."

        "CyberMedia Products" means the CyberMedia products presently marketed under the primary Mark "First Aid 95 Deluxe" and the OEM Version of Oil Change (all as are described in Exhibit A attached hereto), together with all upgrades, updates, enhancements, fixes, and future releases and versions thereof, and all current and future documentation relating thereto commercially released by CyberMedia or otherwise delivered by CyberMedia to Phoenix during the Term.

        "Effective Date" means the date on which this Agreement has been executed by both parties.

        "Intellectual Property Rights" means patent rights, copyright rights (including, but not limited to, rights in audiovisual works and moral rights), trade secret rights, and any other intellectual property rights recognized by the law of any applicable jurisdiction.

        "Knowledge Base" means a collection of product and vendor-specific technical support information, including without limitation detailed configuration information regarding specific hardware and software products and the Windows operating system.

        "Marks" means the trademarks, trade names, service marks, and/or service names of a party as specified from time to time.

        "Object Code" means with respect to any particular product software in machine-readable and executable form.

        "OEM" means any entity, including its subsidiaries, parents, and divisions, which manufactures a PC Computer.

        "OEM Version of Oil Change" means those portions of the CyberMedia products presently marketed under the primary Mark "Oil Change" which contain the technology or functionality designed primarily to fix a hardware or software problem in a PC Computer as described under Oil Change OEM Version in Exhibit A.

        "Other Manufacturer" means any entity, including its subsidiaries, parents and divisions, which manufactures a PC Peripheral.

        "PC Computer" means any personal computing device capable of running general purpose PC operating system software, including without limitation, personal computers (PCs) (such as hand held, laptop or notebook computers, desktop systems, and servers) and motherboards for PCs.


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        "PC Peripheral" means any PC-compatible hardware device which is not a
PC Computer.

        "Phoenix Customer" means any entity, including its subsidiaries, parents, and divisions, which has a license agreement with Phoenix in effect on the Effective Date and under which such entity licenses Phoenix products for use on products manufactured by such entity which are PC Computers or PC Peripherals.

        "Prospect" means any OEM with whom CyberMedia has commenced negotiations for agreements with CyberMedia pursuant to which such entity would be licensed to copy, distribute or sublicense any of the CyberMedia Products on a PC Computer to be sold to end users. Prospects are named in Exhibit E attached hereto under the heading "Prospects."

        "Source Code" means, with respect to any particular product, software in human readable form and related design documentation, including all comments and any procedural code.

        "Specifications" means as to any particular product, the written description of the product, which description shall include the product's functionality and interfaces. The Specifications for the CyberMedia Products are attached hereto as Exhibit A.

        "Subdistributor" means any person, other than an OEM or Other Manufacturer, authorized by or through Phoenix to sublicense CyberMedia Products to OEMs or Other Manufacturers.

        "Term" means the period from and including the Effective Date through the date on which this Agreement is terminated in accordance with Section 13 hereof.

        "Transition Period" means the thirty day period commencing with the Effective Date.

        "Year" means each calendar year during the term of this Agreement.

2.      LICENSES

        2.1    Grants by CyberMedia.

               (a) Subject to the terms of this Agreement, CyberMedia grants Phoenix a non-transferable, worldwide, royalty-bearing license for the Term and any period after the Term during which Phoenix has rights to continue to distribute CyberMedia Products (with right to sublicense as described below) to use, perform and display the CyberMedia Products internally and externally, in Object Code only, for purposes of demonstration, marketing and customization for customers, and to copy such products and have the same copied as necessary for such use and for sublicensing as provided below, and to market, sublicense and distribute such products solely through OEMs and Other Manufacturers as follows:
Phoenix may grant sublicenses to such OEMs and Other Manufacturers to copy, have copied and use the CyberMedia Products, in Object Code format only, for demonstration and marketing purposes, to incorporate or bundle such products with PC Computers or PC Peripherals, and to distribute and sublicense such incorporated or bundled products to end users and to other OEMs. Phoenix may


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exercise its distribution rights through the use of Subdistributors, provided that such Subdistributors distribute CyberMedia Products only to OEMs and Other Manufacturers in the manner required of Phoenix hereunder, and agree in writing with Phoenix to be bound by licensing and confidentiality conditions at least as restrictive as those in this Agreement that are applicable to Phoenix hereunder. The licenses granted Phoenix and its Subdistributors hereunder expressly exclude any right to distribute the CyberMedia Products on a standalone basis to any end user. Any sublicense rights granted by Phoenix to an OEM or Other Manufacturer will not restrict the OEM's or Other Manufacturer's ability to sublicense the CyberMedia Products in the manner described above to its end users or OEM customers anywhere in the world, except as required by law.

               (b) Subject the terns of this Agreement, CyberMedia grants Phoenix a non-transferable, worldwide, royalty-bearing license for the Term and any period after the Term during which Phoenix has rights to continue to distribute CyberMedia Products (with right to sublicense as described below) to use, perform and display the Customization Tools, in Object Code only, for internal business purposes only, to customize the CyberMedia Products for an OEM or manufacturer of PC-based devices other than PC Computers. Phoenix may sublicense such rights to an OEM or any such manufacturer pursuant to a written agreement with such third party that it will be bound by licensing and confidentiality conditions at least as restrictive as those in this Agreement that are applicable to Phoenix hereunder. Phoenix and such third party sublicensees may make a reasonable number of copies of such software as is required for back-up purposes and to carry out the customization work permitted hereunder. Phoenix may distribute such Customization Tools only to such third party licensees, and such licensees may not further distribute the Customization Tools. The Customization Tools are licensed to Phoenix pursuant to CyberMedia's standard limited warranty in effect for such tools from time to time, a copy of which may be obtained from CyberMedia upon request.

               (c) The above license rights shall be non-exclusive, except that Phoenix shall have the exclusive right to distribute through, and to sublicense to, OEMs the CyberMedia Products so long as the number of copies of CyberMedia Products reported as shipped in royalty reports issued by Phoenix pursuant to
Section 4.1 is equal to or greater than the minimum number of copies for the applicable Year stated in Section 2.3(a) below. If such number falls below such minimum, then CyberMedia may elect to convert the exclusive rights described in this paragraph into non-exclusive rights, on the terms and conditions stated in
Section 2.3(a), and if converted, such rights shall continue as non-exclusive so long as this Agreement is in effect and as to any distribution permitted thereafter pursuant to Section 13.

               (d) So long as the right to distribute CyberMedia Products to or through OEMs granted Phoenix pursuant to Section 2.1(c) above remains exclusive and for the Year during the Term in which CyberMedia properly elects to make such right nonexclusive (the "Election Year"): (i) CyberMedia agrees that it will not grant to any entity which develops or supplies BIOS software products on a commercial basis to OEMs, which entities presently are comprised of Award Software, American Megatrends Inc., SystemSoft Corporation, the SurePath BIOS group of IBM Corporation, and Microid Research, any license to distribute any CyberMedia Products; and (ii) Phoenix agrees that it will not develop or market (including any distribution) any product which directly competes with CyberMedia Products; provided, however, that during the Election Year, Phoenix shall not be prohibited from developing any product which may directly compete with any CyberMedia Product. If a prospective


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OEM for CyberMedia Products has stated to Phoenix and CyberMedia that it will not sublicense CyberMedia Products from Phoenix, the Parties will promptly meet to discuss how to resolve the matter. If Phoenix agrees with an OEM that Phoenix will not grant any other named OEM with a sublicense for CyberMedia Products, then CyberMedia may enter into negotiations with such other named OEM for a license of the CyberMedia Products.

               (e) Commencing with the Effective Date, Phoenix will use all commercially reasonable efforts to promote CyberMedia Products and the Parties will use all commercially reasonable efforts to promote the relationship established between the Parties hereunder, including the fact that Phoenix is the exclusive distributor of CyberMedia Products to OEMs. For CyberMedia, such efforts will include, without limitation, making joint sales calls with Phoenix at Phoenix's request and advising Prospects regularly that it has appointed Phoenix as its authorized exclusive distributor of CyberMedia Products to OEMs. CyberMedia will use commercially reasonable efforts to convince Prospects to sign license agreements for CyberMedia Products directly with Phoenix and to convince each CyberMedia Customer either (i) to cancel its existing license agreement for CyberMedia Products and to enter into a new agreement whereby the CyberMedia Customer becomes an sublicensee of Phoenix for the CyberMedia Products or (ii) if acceptable to Phoenix, to consent to the assignment of such existing license agreement from CyberMedia to Phoenix. If during the Transition Period and after the expenditure of all such efforts, a Prospect has stated that it is unwilling to enter into an agreement with Phoenix for the CyberMedia Products, but is willing to enter into an agreement with CyberMedia, CyberMedia may do so provided such contract is signed by both parties on or before the end of the Transition Period. After the end of Transition Period and so long as the rights granted Phoenix remain exclusive in accordance with Section 2.1(c), CyberMedia will have no right to sign any license agreement with OEMs for CyberMedia Products, whether or not they were Prospects, except, if after the Transition Period and after the expenditure of all such efforts, an OEM has stated in writing to Phoenix or CyberMedia that it is unwilling to enter into an agreement with Phoenix for the CyberMedia Products, but is willing to enter into an agreement with CyberMedia, the Parties agree to discuss strategies for resolving the situation.

               (f) Any end user sublicense to use the CyberMedia Products and the Customization Tools will be pursuant to a license agreement (including a shrink wrap license agreement) containing terms no less restrictive than the Minimum License Terms set forth in Exhibit B.

               (g) CyberMedia does not grant to Phoenix any rights with respect to the Source Code to the CyberMedia Products or the Customization Tools hereunder and Phoenix agrees not to reverse engineer, decompile or disassemble the Object Code to any of the CyberMedia Products or the Customization Tools.

               (h) CyberMedia may place legitimate copyright notices in and on the CyberMedia Products and the Customization Tools and on any documentation (or such other place as CyberMedia and Phoenix may agree in writing) delivered to Phoenix hereunder. Phoenix agrees that it will not remove any such copyright notice from within the Object Code of any CyberMedia Product and the Customization Tools.


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               (i) As between CyberMedia and Phoenix, CyberMedia will own the
CyberMedia Products, the Customization Tools, any other software CyberMedia provides Phoenix hereunder and the customized versions of CyberMedia Products created by Phoenix with the Customization Tools. CyberMedia may sell, license or otherwise distribute any customized version of CyberMedia Products unless explicitly prohibited by the OEM for whom the customized version was created. CyberMedia may not sell, license or otherwise distribute any translations created by Phoenix except as provided herein.

        2.2 Delivery of CyberMedia Products and Customization Tools. CyberMedia will deliver to Phoenix one copy of the Object Code for the CyberMedia Products and of upgrades, updates, enhancements, fixes and future releases and versions as quickly as possible but within ten (10) working days (a) when shipped as a production release to a customer and (b) when released internally for pre-release use in beta release form. All such items will be delivered in electronic form and, if requested by the receiving party, in hard copy form. CyberMedia will deliver to Phoenix one copy of the Object Code for the Customization Tools promptly after they are first available to CyberMedia engineers.

        2.3 Obligations to Retain Exclusivity. In order to retain the exclusive rights granted it pursuant to Section 2.1(a) above:

               (a) Phoenix must have reported shipments by Phoenix or Subdistributors to OEMs or by OEMs of a minimum number of copies of CyberMedia Products each Year. For purposes of the foregoing, a copy of a CyberMedia Product may be counted as shipped only once. The minimum number of copies will be six million for the period commencing with the Effective Date and ending December 31, 1997, it being understood that Phoenix's ability to reach such number may be adversely affected if CyberMedia enters into license agreements with Prospects during the Transition Period which are not subsequently and quickly assigned to Phoenix. The Parties will negotiate in good faith the minimum number of copies for each Year after 1997 no later than September 30 immediately preceding such Year. The determination of whether or not such minimum number of copies has been achieved will be based on the shipments reported in the royalty reports issued by Phoenix to CyberMedia pursuant to
Article 4 hereof. CyberMedia acknowledges that the relevant royalty reports shall be those which are required to be made in the second, third and fourth quarters of the Year being measured and in the first quarter of the following Year. Such reports are subject to verification by CyberMedia pursuant to the exercise of its audit rights granted in Article 5 hereof

        If such minimum copies have not been shipped during the Year being reviewed (or, with respect to the Year 1997, if Phoenix has failed to make payment of all of the amounts set forth in Section 2.3(b) below), then CyberMedia may elect to convert the exclusive rights granted Phoenix under
Section 2.1(a) hereof into non-exclusive rights. Such election must be made in writing delivered to Phoenix within 30 days after Phoenix gives the final royalty report for the Year being measured.

               (b) In addition, Phoenix will have paid CyberMedia the following amounts on or before the dates indicated:


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
PAYMENT DUE DATE                    AMOUNT DUE
- ----------------                    ----------
Effective Date
January 15, 1997
April 15, 1997                        [ * ]
July 15, 1997
October 15, 1997


Payments of these amounts are not refundable. Phoenix may not credit the [ * ] payment due on the Effective Date against any payment obligation it may have to CyberMedia under Section 4.1 hereof. Phoenix may credit all other amounts set forth in this Section 2.3(b) against any payment obligation it may have to CyberMedia under Section 4.1 hereof.

               (c) The failure of Phoenix to meet the applicable minimum shipments shall not be deemed a breach by Phoenix of any material obligation hereunder and shall not give CyberMedia the right to terminate this Agreement or any other right of Phoenix, except as otherwise set forth herein.

3.      DISTRIBUTION OBLIGATIONS OF PHOENIX

        3.1 Phoenix will use all reasonable diligent, good faith commercial efforts to market and sublicense, directly or through Subdistributors, the CyberMedia Products to OEMs.

        3.2 (a) Phoenix will have the right to determine in its sole discretion, the pricing it offers Subdistributors, OEMs and Other Manufacturers for CyberMedia Products; provided, however, that from the Effective Date through December 31, 1997, the minimum license fee Phoenix will pay CyberMedia for each copy of a CyberMedia Product shipped by the OEMs, Other Manufacturers or Subdistributors will be [ * ], unless otherwise agreed by the parties; and provided, further, that Phoenix and CyberMedia will negotiate in good faith any suggested change to such minimum price with respect to any subsequent Year during the same period during which they are negotiating the minimum shipment targets pursuant to Section 2.3(a) above.

            (b) Phoenix may from time to time wish to bundle CyberMedia Products with other Phoenix products in order to effect a sublicense of CyberMedia Products to an OEM or Other Manufacturer. Phoenix will propose to CyberMedia an allocation of the sublicense fees among the components of the bundled product (including the rationale therefor) and CyberMedia will advise Phoenix as promptly as practicable (but in no event in more than three working days) as to whether or not it agrees with such allocation, which agreement will not be unreasonably withheld. If CyberMedia doesn't agree with the allocation, the parties will meet within one day thereafter to negotiate in good faith a mutually acceptable allocation.

            (c) Unless otherwise agreed, Phoenix will not significantly increase the pricing of Phoenix products over that previously offered by it to an OEM or Other Manufacturer while at or about

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*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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the same time offering the CyberMedia Products at a significant discount nor will it maintain the pricing of such Phoenix products while significantly decreasing the pricing of CyberMedia Products. Unless otherwise agreed, Phoenix will not offer to license CyberMedia Products to a prospective customer at a discount rate greater than that which is applicable to the Phoenix products being concurrently offered to the prospective customer.

        3.3 Phoenix and CyberMedia will jointly complete a market rollout campaign to coordinate announcement and marketing of CyberMedia Products to both the retail and OEM channels.

        3.4 Phoenix will establish a direct technical support service with respect to CyberMedia Products to Phoenix's sublicensees of CyberMedia Products (i.e., its OEMs, Other Manufacturers and Subdistributors), which support will be comparable to that provided by Phoenix for Phoenix software products.

        3.5 Phoenix will attend such of CyberMedia' s technical training courses as it determines and will send technically qualified personnel to such courses. Phoenix will use all diligent commercial efforts to ensure that it has at least two technical employees who have received technical training from CyberMedia with respect to the CyberMedia Products.

        3.6 Phoenix agrees (and agrees to include in its agreements with Subdistributors the obligation of a Subdistributor): (a) to conduct its efforts hereunder in a manner that reflects favorably on the CyberMedia Products and the good name, goodwill and reputation of CyberMedia; (b) to avoid deceptive or unethical practices, including but not limited to disparagement of the CyberMedia Products; (c) to make no representations, warranties or guarantees to OEMs or Subdistributors with respect to the specifications, features or capabilities of the CyberMedia Products that are inconsistent with the literature and other documentation provided by CyberMedia, or developed jointly by the Parties, including all warranties and disclaimers.

        3.7 The Parties acknowledge that they have a goal of achieving a public image of joint cooperation and support of CyberMedia Products that will consistently position the Parties' respective roles and contributions under this Agreement. Toward that end, the parties will develop joint marketing and promotional programs hereunder, which would include joint customer presentations where appropriate, joint attendance at appropriate industry events, the preparation of consistent marketing collateral and the issuance of appropriate joint press releases. With respect to press releases, the Parties agree that each will include a mutually agreeable reference to the other in press releases and promotions relating to CyberMedia Products and, to the extent any such press release relates to or involves a third party CyberMedia and Phoenix will use all reasonable efforts to obtain such third party's consent to the issuance of such press release. The parties will mutually agree on all sales and marketing materials, press releases and other promotional materials relating to CyberMedia Products.

        3.8 Phoenix will use commercially diligent efforts to require its OEM and Other Manufacturer sublicensees of CyberMedia Products to provide their Knowledge Base, customizations and relevant end user information to Phoenix and to CyberMedia. Phoenix will provide CyberMedia with copies of any such information which the OEM agrees may be provided to CyberMedia.


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4.      PAYMENTS.

        4.1 Phoenix will pay CyberMedia the following percentages of the license fees, net of any amounts Phoenix is required to pay others as defined in this Agreement, actually received by Phoenix from OEMs, Other Manufacturers and Subdistributors for Object Code licenses of any CyberMedia Product: with respect to the first [ * ] of such license fees, the percentage will be [ * ] [ * ] and with respect to license fees after the first $ 1,000,000, the percentage will be [ * ]. Payment shall be made within 30 days after the end of the quarter in which such license fees were received and will be accompanied by a report showing the number of units shipped for which payment was received.

        4.2 If CyberMedia enters into a license agreement with a Prospect during the Transition Period as contemplated by Section 2.1(e), CyberMedia will pay Phoenix [ * ] of any license fees, net of any amounts CyberMedia is required to pay others as defined in this Agreement, actually received by CyberMedia from such Prospect; provided such Prospect is a Phoenix Customer as of the Effective Date and provided that CyberMedia is the primary source of support to the Prospect. CyberMedia will not owe Phoenix any portion of any license fees CyberMedia collects from Prospects with whom it enters into a license agreement for CyberMedia Products during the Transition Period if the Prospect is not a Phoenix Customer as of the Effective Date. CyberMedia will pay Phoenix [ * ] of license fees, net of any amounts it is required to pay others as defined in this Agreement actually received by CyberMedia from any such Prospect if the Parties agree, following good faith negotiations, that Phoenix is required to provide significant support to such Prospect with respect to CyberMedia Products.

        4.3 A Party will be entitled to deduct from license fees received by it any sales, use, value-added, withholding or other tax or duty levied with respect to such license fee, except and to the extent such tax is imposed by a foreign entity and the Party is able to credit such tax in full against its U.S. federal income taxes or commissions it may be required to pay to a third party sales agent.

        4.4 As a condition to entering into a sublicense agreement with Phoenix for CyberMedia Products, an OEM or Other Manufacturer may request a program whereby CyberMedia passes through to the OEM or Other Manufacturer and to Phoenix a portion of license fees paid by an end user for upgrading a CyberMedia Product. Provided the purchase of such upgrade will occur as a direct result of actions taken by the OEM or Other Manufacturer, CyberMedia agrees to consider in good faith any request from Phoenix for such a pass through but may withhold its consent to such pass through in CyberMedia's sole discretion. The Parties will use all commercial, efforts to develop a reasonable mechanism to determine whether or not the purchase of the upgrade is the direct result of actions taken by the OEM or Other Manufacturer. Payment of any fees which may be due under this Section 4.4 from CyberMedia shall be made within 30 days after the end of the quarter in which such license fees were received.

        4.5 CyberMedia will invoice Phoenix, and Phoenix will pay net 30, any invoice issued by CyberMedia for integration or customization services with respect to CM Products performed by CyberMedia pursuant to Section 11.2(d) below.


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*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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        4.6 CyberMedia may choose to add third party software to CyberMedia
Products after the Effective Date for the purpose of adding features or functionality and will keep Phoenix informed of any plans to so add third party software. If the third party requires CyberMedia to pay a royalty with respect to each copy of the software shipped (the "Third Party Royalty"), CyberMedia will inform Phoenix as soon as practicable of the amount of such royalty and Phoenix will have the following options:

               (a) Phoenix will pay CyberMedia the Third Party Royalty with respect to shipments of CyberMedia Products containing such third party software for which an OEM, Subdistributor, or Other Manufacturer pays Phoenix license fees. For purposes of Section 4.1, the Third Party Royalty will be subtracted from the actual receipts before the percentage is applied;

               (b) Phoenix may enter into an agreement directly with the third party with respect to the payment of the Third Party Royalty, in which event, for purposes of Section 4.1, the Third Party Royalty will be subtracted from the actual receipts before the applicable percentage is applied; or

               (c) Phoenix may elect to take the CyberMedia Products without such third party software and will have no liability to CyberMedia for any Third Party Royalty relating to such software.

For purposes of Section 4.2, if CyberMedia receives license fees from any Prospect referred to in Section 4.2 for CyberMedia Products which include third party software for which CyberMedia owes a Third Party Royalty, such Third Party Royalty will be deducted from such fees before the percentage is applied.

5.      REPORTS AND AUDITS

        5.1 For at least two (2) years following payment of any amount owed the other party hereunder, each party will maintain any records it may have with respect to such payment, which shall include, without limitation, records showing the number of units of CyberMedia Products to which such payment relates and records received from any OEM, Other Manufacturer or Subdistributor.

        5.2 A party may, at its own expense and upon at least five (5) working days' notice to the other party, cause an audit to be performed by an independent auditor (acceptable to both parties) of the records of the other party described in Section 6.1 above. The audit shall be for the purpose of confirming the accuracy of the payment of fees and royalties or other charges in accordance with this Agreement. The auditor will report to the party requesting the audit only such information obtained during the course of such audit as is necessary to determine whether the payments made hereunder were correct. No party may cause any audit to be conducted more frequently than once in any Year, outside normal business hours, or at a location other than where the audited party's records being audited are maintained. If any such audit discloses an error in payment by a party of amounts owed the other party in an amount greater than five percent (5%) of the total amounts owed for the period audited, the audited party will also reimburse the auditing party for all expenses (including the fees and expenses incurred by the independent auditor) reasonably incurred in connection with the audit.


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6.      WARRANTIES

        6.1 Each party warrants and represents to the other that it has all authority to enter into this Agreement and to perform its obligations hereunder.

        6.2 CyberMedia warrants and represents that it has all right, title, and interest and/or license rights in the CyberMedia Products and the Customization Tools necessary to grant the licenses set forth herein and that it has not taken any action or suffered any action to be taken with respect to the CyberMedia Products or the Customization Tools which would restrict or affect the rights of Phoenix and its sublicensees hereunder. By way of example, and not by limitation, CyberMedia has not heretofore granted any person any exclusive distribution rights, whether geographically based or otherwise, which will limit the license rights granted herein.

        6.3 CyberMedia represents and warrants that, to the best of its knowledge, any software delivered by it to Phoenix hereunder will be free of any harmful code, defined for purposes of this Agreement as any computer code, programming instruction, or set of instructions which have been designed with the ability to damage, interfere with, or otherwise adversely affect computer programs, data files, or hardware, without the consent or intent of the end user, including without limitation, self- replicating and self-propagating programming instructions commonly referred to as viruses and worms.

        6.4 CyberMedia represents and warrants that each production release of the CyberMedia Products will, for a period of twelve (12) months after the date such release is first shipped by CyberMedia to Phoenix, perform substantially in accordance with its respective Specifications. CyberMedia will, at its option and its own expense, either (a) correct or provide an acceptable workaround for any verifiable conditions reported to CyberMedia by Phoenix within the warranty period that cause such product not to perform in accordance with the above warranty or (b) replace such nonconforming product with a conforming product; regardless of the option chosen by CyberMedia, it will perform this warranty service within the time frames set forth in Exhibit D. If CyberMedia is unable to correct or provide an acceptable workaround for any such error after reasonable efforts, CyberMedia will refund to Phoenix any license fees previously paid to CyberMedia for copies of the affected product for which Phoenix certifies in a writing signed by an executive officer of Phoenix that it will be making a refund to an affected OEM or Subdistributor. The foregoing shall be CyberMedia's sole liability and Phoenix's sole remedy in the event of a breach of the warranty contained in this Section 6.4.

        6.5 CYBERMEDIA MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE CYBERMEDIA PRODUCTS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS SECTIONS 6.2 THROUGH 6.4, INCLUSIVE, AND CYBERMEDIA EXPRESSLY DISCLAIMS ANY SUCH WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        6.6 Nothing herein shall diminish a party's support obligation to the other as set forth elsewhere in this Agreement.

7.      INTELLECTUAL PROPERTY INDEMNITY

        7.1 CyberMedia agrees to defend Phoenix, its officers, employees, agents, representatives, sublicensees, and/or customers (collectively, the "Indemnified Party"), at CyberMedia's expense, against any claim, action or proceeding brought against any Indemnified Party to the extent that it is based on a claim that the use of the CyberMedia Products and/or the Customization Tools, including software and related documentation, licensed or sublicensed to the Indemnified Party hereunder, when used in accordance with the terms and conditions of this Agreement, infringes any copyright or U.S. patent or misappropriates any trade secret and agrees to pay any liabilities, damages, costs and expenses (including the actual fees of attorneys and other professionals and all related costs and expenses) finally awarded in any such claim, action or proceeding. CyberMedia will be relieved of its obligations under this Section 7.1 unless Phoenix gives (a) prompt written notice of any such claim, action or proceeding, (b) all authority to direct the defense and settlement of such claim, action or proceeding (unless CyberMedia is not defending the action in good faith), and (c) all authority, reasonably available information and assistance (at CyberMedia's expense) reasonably requested by CyberMedia for the defense of the same. In connection with the preceding sentence, all of the facts and circumstances shall be considered in determining whether or not Phoenix is complying, including without limitation, the commitments of Phoenix personnel who may be needed to provide the information or assistance so requested by. If any of the CyberMedia Products or the Customization Tools are held in any such claim, action or proceeding to infringe and use thereof is enjoined, CyberMedia will, at its own expense, procure for the Indemnified Party the right to continue using them, replace them with functionally equivalent non-infringing products, or modify them to become functionally equivalent noninfringing products. EXCEPT FOR WILFUL INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY, THIS SECTION 7.1 STATES CYBERMEDIA'S ENTIRE OBLIGATION WITH RESPECT TO THE INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

        7.2 Notwithstanding the provisions of Section 7.1, CyberMedia will have no liability for any infringement claim of any kind:

               (a) to the extent the claim relates to a modified version of such products, which modification was made other than by or for CyberMedia, if the claim, suit or proceeding would have been avoided if the modification had not been made; or

               (b) to the extent it is based on a combination of any of the CyberMedia Products or Customization Tool with software or hardware not supplied by CyberMedia to perform an operation, function or process or to form an apparatus that performs a function, operation or process other than those that the CyberMedia Products or Customization Tools are designed by CyberMedia to perform; or

               (c) to the extent it results from the failure of the Indemnified Party to use within 45 days after receipt thereof any updated or modified version of CyberMedia Products or Customization Tools which CyberMedia notifies the Indemnified Party is intended to avoid the infringement or alleged infringement. For purposes of this Section 7.2(c) CyberMedia and Phoenix will only be required to notify each other and the notified party will be required to notify its customers and sublicensees; or

               (d) to the extent it is based on or arises out of CyberMedia's compliance with Phoenix's designs, specifications or instructions.

8.      LIMITATION OF LIABILITY

        REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE OR OTHERWISE, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL EITHER PARTY'S TOTAL LIABILITY AND INDEMNITIES UNDER THIS AGREEMENT FOR ALL CAUSES OF ACTION ON A CUMULATIVE BASIS ARISING DURING ANY PARTICULAR YEAR EXCEED THE PAYMENTS ACTUALLY MADE BY PHOENIX HEREUNDER DURING THE YEAR PRECEDING THE YEAR DURING WHICH THE CLAIM UPON WHICH THE LIABILITY OR INDEMNITY IS BASED WAS FIRST MADE (OR, IN THE CASE OF CLAIMS MADE DURING THE FIRST YEAR, TWO MILLION DOLLARS); PROVIDED, HOWEVER, THAT THE PRECEDING CLAUSE SHALL NOT APPLY TO CYBERMEDIA'S REFUND OBLIGATIONS UNDER SECTION 6.4 OR CYBERMEDIA'S OBLIGATIONS UNDER SECTION 7 TO THE EXTENT ARISING OUT OF WILLFUL INFRINGEMENT.

9.      CONFIDENTIALITY

        9.1 (a) During the Term, each Party will hold any of the other's Confidential Information (as defined below) in confidence and will: (i) use the same degree of care to prevent unauthorized disclosure of the Confidential Information and unauthorized disclosure or unauthorized use of the other's Source Code that the receiving Party uses with its own information of like nature (but in no event less than reasonable care), (ii) limit disclosure of the Confidential Information, including any materials regarding the Confidential Information that the receiving Party has generated, to such of its employees and contractors, Subdistributors, OEMs, and Other Manufacturers as have a need to know the Confidential Information to accomplish the purposes of this Agreement,
(iii) advise its employees, agents, contractors, Subdistributors, OEMs and Other Manufacturers of the confidential nature of the Confidential Information and of the receiving Party's obligations under this Agreement.

            (b) For purposes of this Agreement, the term "Confidential Information" refers to the following items relating to the confidential and proprietary information, including trade secrets, of the disclosing Party: (i) all written materials provided by the disclosing Party that are clearly marked as confidential, (ii) any tangible materials provided by the disclosing Party that are clearly marked as confidential, and (iii) all information that is orally or visually disclosed by the disclosing Party if it is identified as confidential at the time of disclosure and is reduced to written disclosure delivered to the receiving Party within 30 days after the original disclosure. All Source Code will be deemed to be "Confidential Information." "Confidential Information" will not include, even if marked as confidential, any materials or information which: (i) is rightfully known without obligations of confidentiality by the receiving Party, (ii) is or becomes public knowledge through no wrongful act of the receiving party, its agents, employees, sublicensees or affiliates, (iii) is rightfully received by the receiving Party from another party authorized by the disclosing Party to disseminate such materials or information, (iv) is independently developed by the receiving Party without breach of this Agreement, or (v) is approved in writing for release by the disclosing Party. Any employee, Subdistributor, OEM or Other Manufacturer of the receiving Party having access to any Confidential Information will be required to sign a non-disclosure agreement protecting the Confidential Information if not already bound by such an agreement.

               (c) Each Party agrees and acknowledges that unauthorized use or disclosure of Confidential Information would cause the other party irreparable harm which may not be adequately compensated for by monetary damages and that, accordingly, a Party is entitled to preliminary and injunctive relief to remedy any actual or threatened unauthorized use or disclosure of its Confidential Information.

        9.2 Except to the extent required by law or judicial order (including rules or regulations of any federal, state or local authority) or except as provided herein, neither Party shall disclose this Agreement or any of its terms without the other's prior written consent, which consent will not be delayed or unreasonably withheld. Either Party may disclose this Agreement to the extent required by law or judicial order, or rules or regulations of any federal, state or local organization, provided that the disclosing Party notifies the other Party of the purpose of the disclosure and of the portions of the Agreement it intends to disclose prior to such disclosure and will cooperate with such other Party to seek appropriate protective treatment, if requested by such other Party.

        9.3 Prior to the Effective Date, the Parties will agree on the content and timing on the issuance of a joint press release announcing the existence of this Agreement.

        9.4 Neither Party will be required to disclose to the other any confidential information of any third party without having first obtained such third party's consent.

        9.5 The provisions of this Section 9 will survive for five years following termination of this Agreement.

10.     PROPRIETARY RIGHTS

        10.1 The CyberMedia Products and the Customization Tools are and will remain the sole and exclusive property of CyberMedia and its suppliers, if any.

        10.2 Phoenix will use its reasonable efforts to protect CyberMedia's intellectual property rights in the CyberMedia Products and the Customization Tools and will report promptly to CyberMedia any infringement of such rights.

        10.3 Marks. In order to promote brand recognition, the Parties agree to use the CyberMedia Marks when promoting the CyberMedia Products. Subject to the terms and conditions of this Agreement, CyberMedia grants Phoenix a non-exclusive, non-transferable license for the Term to use its Marks relating to the CyberMedia Products for use in marketing such products, provided that such use is in accordance with such CyberMedia' s trademark usage guidelines then in effect. When using CyberMedia's Marks, Phoenix will reference CyberMedia as the owner of such Marks. Phoenix agrees that it will at no time (i) claim any interest in CyberMedia Marks, (ii) register, seek to register, or cause to be registered any of CyberMedia Marks, (iii) adopt and use any trademark that might be confusingly similar to CyberMedia trade names, trademarks or logos, or (iv) attach any trademark, logo or trade designation to CyberMedia products other than the Marks. Each party will be responsible for filing its Marks in such jurisdictions as it deems appropriate.

11.     MAINTENANCE, SUPPORT AND TRAINING

        11.1 Phoenix's Responsibilities. Throughout the Term, Phoenix will be responsible for providing the following support to OEMs, Other Manufacturers and Subdistributors sublicensed by Phoenix to use, copy or distribute CyberMedia
Products:

               (a) First line technical support for CyberMedia Products comparable to that provided by Phoenix to its customers for other Phoenix products;

               (b) Technical training with respect to CyberMedia Products to OEMs provided on a regular, periodic basis;

               (c) Creation of marketing materials (such as brochures, data sheets, advertising, customer testimonials and the like) relating to CyberMedia Products targeted for OEMs;

               (d) Customization of the CyberMedia Products as may be requested by such OEMs, Subdistributors and Other Manufacturers and agreed to by Phoenix to the extent possible using the Customization Tools or with source Code provided Phoenix by CyberMedia pursuant to Section 11.2(d);

               (e) Advising OEMs, Other Manufacturers and Subdistributors with whom it enters into agreements relating to CyberMedia Products that CyberMedia will not provide first line support to end users that receive the CyberMedia Products bundled with their OEM PC Computers.

               (f) Internationalization. If an OEM or Other Manufacturer requires a language version of CyberMedia Products which is neither available nor is scheduled by CyberMedia to be released within the ensuing six months, Phoenix will have the option of creating that language version, directly or through a subcontractor. Phoenix may exercise such option by giving CyberMedia notice of its desire to do so and CyberMedia will promptly provide Phoenix with the materials (including Source Code) as are reasonably necessary to create such language version of the CyberMedia Products. The use of any Source Code will be at no charge but will be subject to a license agreement containing such restrictions as CyberMedia may reasonably require. Phoenix will be entitled to a credit of [ * ] per unit reported on any royalty report submitted pursuant to
Section 4.1 hereof until such credits equal one-half of the expense incurred by Phoenix and CyberMedia to create (or have created for it) such other language version of CyberMedia Products pursuant to the exercise of such option. Each Party will provide the other with its records supporting the determination of such expense. CyberMedia may elect to acquire the translation of the CyberMedia Product created pursuant to the exercise by Phoenix of such option by giving Phoenix written notice and paying Phoenix the other half of the expense incurred by Phoenix to create (or have created for it) such translation.

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                                      -15-

        11.2 CyberMedia's Responsibilities. CyberMedia will provide Phoenix with the following support throughout the Term:

               (a) Technical training of Phoenix engineers (including Field Applications Engineers) in the use and structure of CyberMedia Products and the use of Customization Tools. At no charge to Phoenix, CyberMedia will train two (or more if agreed) technically qualified employees of Phoenix at CyberMedia' s facility where its research and development organization is located for on-the-job training and such further technical training as may be further and periodically agreed to by the Parties.

               (b) Back-up technical support to Phoenix's first-line technical support. This will include (i) direct telephonic support to Phoenix but not to Phoenix's OEM, Subdistributor or Other Manufacturer sublicensees of CyberMedia Products, (ii) electronic access by Phoenix whether via the Internet, dial-in, BBS, or as otherwise agreed, (iii) the development and distribution of fixes to errors discovered in the CyberMedia Products to Phoenix (or by making them electronically available to Phoenix, OEMs, Other Manufacturers and Subdistributors), and, (iv) if necessary, on-site support to Phoenix. The level of technical support to be provided Phoenix by CyberMedia, including response times, is set forth in Exhibit D attached hereto.

               (c) Marketing support which includes creation and provision to Phoenix brochures, data sheets, white papers, competitive analyses, advertising, customer referrals and the like relating to CyberMedia Products. These items will be provided in electronic form and, if requested by Phoenix, in hard copy, camera-ready form.

               (d) If the Customization Tools are not sufficient to enable Phoenix to perform the customization or integration work requested by an OEM, Other Manufacturer or Subdistributor, then at Phoenix's option, Phoenix will advise CyberMedia and CyberMedia will, at its option, within 10 working days after receipt of such advise, either provide Phoenix with the Source Code to the CyberMedia Products or such other materials as are necessary to perform such work or will provide the service of CyberMedia engineer(s) to perform such work for Phoenix. Any license for such Source Code shall be at no charge to Phoenix but will contain such restrictions as CyberMedia may reasonably require. CyberMedia will invoice Phoenix and not the OEM, Other Manufacturer or Subdistributor for such work and CyberMedia will bill for such services at the rate of $150/hour plus all reasonable travel, stay and other incidental expenses. The Parties agree that as between them, Phoenix will have the exclusive right to provide such integration or customization services to OEMs if such services can be performed using the Customization Tools or if CyberMedia has agreed to license Phoenix with the Source Code needed to perform the particular customization.

               (e) During the Term, CyberMedia will use all reasonable commercial efforts to promote, enhance and upgrade the CyberMedia Products and to strive to keep CyberMedia Products competitive with other's products that compete in the same market.

               (f) Internationalization: CyberMedia either has versions of, or has plans to develop CyberMedia Products in the languages set forth in Exhibit
A. CyberMedia will keep Phoenix informed as to those development plans and any future plans for the development of CyberMedia Products in other languages and will report on these plans at each meeting referred to in Section
11.3 below. Each language version of CyberMedia Products created by CyberMedia will be treated as a CyberMedia Product for purposes of this Agreement.

        11.3 Coordination and Program Reviews. The Coordinators and senior executives of CyberMedia and Phoenix will meet at least once per month during the first six months following the Effective Date and at least once per quarter thereafter. At such meetings, the attendees will review progress and results against each Party's marketing and engineering plans with respect to CyberMedia Products, will establish development and marketing priorities and coordinate overall marketing, promotional and development strategies for the PC automatic service and support market. Such discussions will specifically include reports by Phoenix on its progress toward entering into license agreements with OEMs and Phoenix's forecasts for sales of CyberMedia Product licenses and reports by CyberMedia as to its future CyberMedia Product development plans, including the anticipated or planned use of any third party software and the expected royalty obligation to the third party. In addition, the meetings can be used as a forum for the Parties to resolve conflicts or disputes which may have arisen under the Agreement. Each party will provide to the other their respective forecasts and market projections for CyberMedia Products which will include such information as the Parties agree.

        11.4 Support for CyberScript. Promptly after the Effective Date, Phoenix will attempt to schedule a meeting with appropriate personnel from Intel Corporation ("Intel") for the purpose of proposing with CyberMedia that Intel support CyberMedia's CyberScript language as the industry standard language for Knowledge Bases.

12.     OIL CHANGE AMENDMENT; FIRSTAID PLUS PACK DEVELOPMENT AGREEMENT

        12.1 As soon as practical after the Effective Date, with a target of not later than October 9, 1996, the Parties will use all reasonable commercial efforts to negotiate in a definitive agreement relating to the development of First Aid Plus Pack. Such agreement will be coterminous with this Agreement and will contain such special terms and conditions, including without limitation a detailed statement of work with respect to the First Aid Plus Pack, statements as to ownership of First Aid Plus Pack, and special licensing and sublicensing terms as the parties may negotiate.

13.     TERM; TERMINATION; EFFECT OF TERMINATION

        13.1 The initial Term shall be from the Effective Date through December 31, 2001, unless terminated earlier as provided herein; thereafter, this Agreement will renew for consecutive one Year periods.

        13.2   Either Party will have the right to terminate this Agreement:

               (a) if the other Party breaches any material obligation imposed on it under this Agreement and fails to cure such breach within 30 days after the giving of written notice thereof by the Party alleging such breach or such longer period as to which the parties may agree if such breach is not capable of being cured within 30 days, provided that the breaching party has begun working on the cure during such 30 day period. Such notice will specify the obligation allegedly breached;

               (b) the other Party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors;

               (c) the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of credits, if such petition or proceeding is not dismissed within 60 days of filing;

               (d)
                       [ * ]


        13.3   The following is applicable upon termination of this Agreement:

               (a) The confidentiality provisions of this Agreement will survive termination of this Agreement in accordance with the provisions of Section 9 above. In addition, the provisions of Articles 1, 5, 7, 8, 9, 11 and 14 and, for the term of the license agreements as specified in Section 13.3(b), Sections 2.1 (other than subsection (d) thereof) and 2.2 will survive termination of this Agreement.

               (b) Notwithstanding the foregoing, on any termination of this Agreement, Phoenix will have no rights to sublicense the CyberMedia Products to any person other than to OEMs or Other Manufacturers during the then remaining term of their respective license agreements with Phoenix and other than to Subdistributors for sublicensing on to such OEMs and Other Manufacturers during the then remaining term of each such OEMs' or Other Manufacturers' license agreements with the Subdistributors. At the end of the terms of all such license agreements, Phoenix will cease granting any further sublicensing rights with respect to CyberMedia Products and will either promptly return to CyberMedia or promptly destroy all but a single archival copy of the CyberMedia Products, including related documentation, and, in the case of destruction, will cause an officer of Phoenix to certify to CyberMedia in writing that such destruction has occurred; and

               (c) From and after the date Phoenix may no longer sublicense CyberMedia products, neither Party will be required to provide the other with any of its products or services.

14.     GENERAL

        14.1 A Party may assign its rights and delegate its duties, by operation of law or otherwise, in whole but not in part, to any third party. However, the assigning Party shall give the other Party prior written notice of any such assignment Party and the non-assigning Party may terminate this Agreement at any time thereafter on thirty days' prior written notice if such third party is a competitor of the non-assigning Party. Subject to the foregoing, this Agreement will be binding on and inure to the benefit of the respective successors and assigns of the Parties.

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                                      -18-

        14.2 Any written notice required or permitted to be made or given under this Agreement will be made by personal delivery, by courier or messenger (such as Federal Express), by FAX to the telephone number indicated below, or by first class mail, postage prepaid and will be deemed delivered upon receipt when sent to the following respective addresses of the Parties:

To CyberMedia:        CyberMedia, Inc.
                      3000 Ocean Park Blvd., Suite 2001
                      Santa Monica, CA 90405
                      Attn: Controller
                      FAX: 310-581-4751

with a copy to:       Arthur M. Schneiderman, Esq.
                      Wilson, Sonsini, Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, CA 94304

To Phoenix:           Phoenix Technologies Ltd.
                      2770 De La Cruz Blvd.
                      Santa Clara, CA 95050
                      Attn: George Adams, Coordinator
                      FAX: 408-452-1985

with a copy to the Attention of the Legal Department at the same address and FAX number.

        A Party may change its address for purposes of this Section 14.2 by giving written notice in the manner set forth above.

        14.3 No amendment or modification of this Agreement shall be effective unless it is set forth in a writing which refers to the particular provision(s) so amended or modified and is executed by authorized representatives of both parties. No failure or delay by either Party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy and any waiver as to a breach of any particular provision will not be deemed to be a waiver of any future breach of that same provision.

        14.4 If any provision of this Agreement or the Exhibits is held by a court of competent jurisdiction to be unenforceable or contrary to law, the remaining provisions of this Agreement and the Exhibits will remain in full force and effect.

        14.5 The Exhibits are an integral part of this Agreement and are incorporated herein by this reference.

        14.6 This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its choice of law provisions, and United States patent and copyright laws.

        14.7 Each party will, at its own expense, comply with any governmental law, statute, ordinance, administrative order, rule or regulation applicable to the exercise and performance of its duties and obligations hereunder and under the Exhibits and shall procure all licenses and pay all fees and other charges required thereby. Neither Party will export or re-export or authorize or permit its employees, agents, contractors or sublicensees to export or re-export any products covered under this Agreement to any country specified as a prohibited destination in applicable federal, state and local laws, rules, regulations and ordinances, including without limitation the regulations of the U.S. Department of Commerce and/or the U.S. Department of State, without first obtaining any requisite approval.

        14.8 All rights and remedies, whether conferred hereunder or by any other instrument or law, will be cumulative and may be exercised singularly or concurrently. Failure by either Party to enforce any term will not be deemed a waiver of future enforcement of that or any other term. The terms and conditions stated herein are declared to be several.

        14.9 Neither Party will be held liable for failure to fulfill any of its obligations hereunder if such failure is due to flood, extreme weather, fire, or other natural calamity, acts of government or other causes beyond the control of such Party.

        14.10 This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one single agreement between the Parties.

        14.11 The Parties agree to attempt to resolve any dispute hereunder through good faith negotiations for at least 30 days before commencing any litigation with respect to such dispute.

        14.12 This Agreement, including the Exhibits, sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications, both written and oral, with respect to such subject matter.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized representative as of the date first above written.


CYBERMEDIA, INC.                                   PHOENIX TECHNOLOGIES LTD.


By: /s/ Unni Warrier                          By:      ILLEGIBLE
   ---------------------------------                  -------------------------

Name: Unni Warrier                            Name:    ILLEGIBLE
   ---------------------------------                  -------------------------

Title: President                              Title:   ILLEGIBLE
   ---------------------------------                  -------------------------

EXHIBIT A             Specifications for CyberMedia Products

EXHIBIT B             Minimum License Terms and Conditions

EXHIBIT C             [DELETED.]

EXHIBIT D             Support Commitments

EXHIBIT E             Prospects and Customers

                                    EXHIBIT A

                     SPECIFICATIONS FOR CYBERMEDIA PRODUCTS


                             1. FIRST AID 95 DELUXE

        First Aid 95 Deluxe is a software product that is designed to detect, diagnose and resolve a wide range of software conflicts and configuration problems associated with Windows-based PCs, using a Knowledge Base of product and vendor-specific technical support information. Users can update this Knowledge Base one time during the six month period commencing on the date the end user registers hiker copy of First Aid 95 Deluxe by connecting to CyberMedia's Internet .site, which houses a regularly updated version of the Knowledge Base. Key features of First Aid 95 Deluxe currently include:

                                      [*]

        During the course of this Agreement, CyberMedia may develop and market new products that replace First Aid 95. Such replacement products and their replacements shall also be covered under this License Agreement, subject to the condition that all such products shall provide the end user with the


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
capability to access CyberMedia's Internet server via the Internet or other available electronic means to perform various functions, including updating the product Knowledge Base, one time during the six months after the end user registers his/her copy of the product. In particular, CyberMedia plans to introduce two products First Aid 3.1 and First Aid 97 during Q4 of 1996 that run on the Windows 3.1 and Windows 95 platforms respectively and replace First Aid 95 Deluxe.

        This Agreement will also cover the 1-user version of First Aid 95 Deluxe that runs on the Windows NT platform as and when that product becomes available.

        CyberMedia plans to develop and release the following translated versions of First Aid 95 Deluxe and its replacements: French, International German, Spanish and Japanese.


                            2. OIL CHANGE OEM VERSION

        The OEM Version of Oil Change is an Internet-based software product (currently in Beta) that is designed to enable users of PC Computers to locate easily the most recent software updates, patches, and drivers applicable to their systems and to download these via the Internet. The OEM Version of Oil Change will include the following features:

                                      [*]

        Users will be entitled to use the OEM Version of Oil Change for six months from the date the end user registers his/her copy of the OEM Version of Oil Change, solely to retrieve and install updates, patches and drivers that relate to hardware and software shipped with the OEM PC Computer that are posted at CyberMedia's Internet site.



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                                       -2-

                                    EXHIBIT B

                        END-USER SUBLICENSE RESTRICTIONS


        All end-user sublicenses of the Software shall include provisions that:

        1. only a personal, nontransferable, and nonexclusive right to use the Software on a single personal computer or PC device, as applicable, is granted to such end user;

        2. Seller's licensors retain all title to the Software, and all copies thereof, and no title to the Software, or any intellectual property in the Software, is transferred to such end user;

        3. the end user may not copy the Software, except for one (1) copy of the Software for backup or archival purposes only and only as necessary to use the Software on the applicable personal computer or PC device, and all such copies shall contain all copyright and other proprietary notices or legends of Seller's licensors on the Software delivered to the end user; and no copies of the accompanying documentation may be made by the end user;

        4. the end user agrees not to reverse assemble, decompile, or otherwise attempt to derive source code from the Software;

        5. the end user agrees to comply with all export and re-export restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to transfer, or authorize the transfer, of any Software to a prohibited country or otherwise in violation of any such restrictions or regulations;

        6. the end user may transfer the Software to a transferee in connection with the transfer of the applicable personal computer or PC device (i) to a transferee within the same country as the original end-user sublicense was granted, and (ii) to a transferee within a different country only with the written consent of Seller, and in either case subject to the transferee's executing a written end-user sublicense in the same form as the original end user's sublicense;

        7. Seller's licensors are a direct and intended beneficiaries of the end-user sublicense and may enforce it directly against the end user; and

        8. Seller's licensors shall not be liable to the end user for any general, special, direct, indirect, consequential, incidental, or other damages arising out of the sublicense of the Software.

                                    EXHIBIT D

                             MAINTENANCE AND SUPPORT


EMERGENCY SUPPORT

        Qualified CyberMedia personnel will be available to respond seven days per week, 24 hours per day, to work with Phoenix personnel to support emergency problems in CyberMedia Products (such as line-down) which may have been caused by CyberMedia Products. Such support should include, without limitation, consideration of making modifications to the CyberMedia Products as a solution to the problem. Nothing in this Section shall require CyberMedia employees to perform in any manner that Phoenix does not expect of its own employees.

MAINTENANCE AND ROUTINE SUPPORT

        During the term of this Agreement, CyberMedia will provide reasonable maintenance and support of CyberMedia Products, as follows:

1. Documentation. CyberMedia shall supply Phoenix with its support documentation necessary to enable Phoenix to provide first level support to Phoenix's customers. In addition, CyberMedia shall permit Phoenix on-line and other access to the internal bug list for CyberMedia Products or an equivalent database for the CyberMedia Products.

2. Support. CyberMedia shall make reasonable efforts to supply Phoenix with second level support as described in this Exhibit for CyberMedia Products. CyberMedia will provide telephone responses to Phoenix as quickly as is reasonable, but in no event more than one working day of receipt of Phoenix's telephone support questions. CyberMedia will be available to take Phoenix's support questions from 10AM to 7PM Pacific Time (Standard or Daylight during the appropriate season). If Phoenix, in its reasonable judgment and discretion, determines it cannot remedy a problem with a CyberMedia Product in supporting its customers, Phoenix shall furnish CyberMedia a problem report which shall identify and describe the problem using the following definitions:

        Fatal: condition which precludes all useful work from being done;

        Severe Impact:       condition which precludes one or more major
                             functions from being performed;

        Degradation:         condition which disables one or more non-essential
                             functions;

        Minimal Impact:      any other condition which requires correction.

                                    EXHIBIT D

        Upon receiving a problem report from Phoenix and unless the parties agree in writing, CyberMedia shall respond and correct the problem in accordance with the following table:


                                                          WRITTEN
                                                      ACKNOWLEDGMENT OF          PATCH, WORK AROUND,      FORMAL FIX, UPDATE FIX
                                                      PROBLEM REPORT          TEMPORARY FIX, BUG FIX,           UPGRADE, OR
 PRIORITY            DESCRIPTION                   DELIVERED TO PHOENIX           OR UPDATE RELEASE             ENHANCEMENT
- -------------------------------------------------------------------------------------------------------------------------------
Fatal               Condition which                 Following business         Constant effort by            Within 60 days
                    precludes all useful                                       highly qualified
                    work from being done                                       CyberMedia personnel
                                                                               until relief is provided,
                                                                               but not more than 48
                                                                               hours
- -------------------------------------------------------------------------------------------------------------------------------
Severe Impact       Condition which                 Following business         Constant effort by            Within 60 days
                    precludes one or more                                      highly qualified
                    major functions from                                       CyberMedia personnel
                    being performed                                            until relief is provided,
                                                                               but not more than 72
                                                                               hours
- -------------------------------------------------------------------------------------------------------------------------------
Degradation         Condition which                 Two business days          10 days                       Within 100 days
                    disables one or more
                    non-essential functions
- -------------------------------------------------------------------------------------------------------------------------------
Minimal Impact      Any other condition             Ten business days          60 days                       Within 150 days
                    which requires
                    correction
- -------------------------------------------------------------------------------------------------------------------------------


1. Phoenix Assistance. To assist CyberMedia in providing the most effective responsiveness to trouble reporting and solution, Phoenix will provide access (which at Phoenix's option, may be on-site at Phoenix) to at least two (2) systems in which the problems can be reproduced (if CyberMedia does not have such systems available), and access to Phoenix's hardware and software debugging resources, if CyberMedia so requests.

2. Down Revisions. Unless otherwise agreed by the Parties, twelve (12) months after CyberMedia ceases to ship a version of a CyberMedia Product to any third party, the previous version need no longer be supported by CyberMedia.

3. Bug Fixes. If CyberMedia discovers any bugs in the technology delivered to Phoenix hereunder, CyberMedia shall report them to Phoenix. If CyberMedia creates a bug fix or maintenance release of the related technology, CyberMedia shall make the bug fix available to Phoenix no later than it is made available to any third party.

                                    EXHIBIT E

                         LIST OF PROSPECTS AND CUSTOMERS


Prospects
- ---------

  [*]                                                    [*]

CyberMedia Customers
- --------------------

  [*]


- --------
*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.